Exhibit 22
MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
LIST OF PARENT ISSUER AND GUARANTOR SUBSIDIARIES

The following companies of the Obligor Group (as defined in Molson Coors Beverage Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2026) were, as of September 30, 2026, the issuer or guarantors, as applicable, of Molson Coors Beverage Company's 3.0% senior notes due 2026 (repaid upon maturity on July 15, 2026), 4.9% senior notes due 2031, 3.8% senior notes due 2032, 5.5% senior notes due 2036, 5.0% senior notes due 2042 and 4.2% senior notes due 2046:

Company	Jurisdiction of Incorporation or Organization	Parent Issuer / Guarantor
Molson Coors Beverage Company	Delaware	Parent Issuer
CBC Holdco LLC	Colorado	Guarantor Subsidiary
CBC Holdco 2 LLC	Colorado	Guarantor Subsidiary
CBC Holdco 3, Inc.	Colorado	Guarantor Subsidiary
Coors Brewing Company	Colorado	Guarantor Subsidiary
Molson Coors Beverage Company USA LLC	Delaware	Guarantor Subsidiary
Molson Coors USA LLC	Delaware	Guarantor Subsidiary
Coors Distributing Company LLC	Delaware	Guarantor Subsidiary
Molson Canada 2005	Ontario	Guarantor Subsidiary
Molson Coors Holdco Inc.	Delaware	Guarantor Subsidiary
Molson Coors International LP	Delaware	Guarantor Subsidiary
Newco3, Inc.	Colorado	Guarantor Subsidiary